Hale and Dorr
                              60 State Street
                        Boston, Massachusetts 02109



                                                  December 20, 1996



Goldman Sachs Trust
4900 Sears Tower
Chicago, Illinois 60606

     Re:  Rule 24f-2 Notice
          -----------------

Ladies and Gentlemen:

     Goldman Sachs Trust (the "Trust") is a Massachusetts business trust created under a written Declaration of Trust dated, executed and delivered in Boston, Massachusetts, on September 24, 1987, as amended and restated from time to time (as so amended and restated, the "Trust Agreement"). The beneficial interests thereunder are represented by transferable shares of beneficial interest with $.001 par value.

     The Trustees of the Trust have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided. Under Article IV, Section 4.1 of the Trust Agreement, the number of shares of beneficial interest authorized to be issued under the Trust Agreement is unlimited and the Trustees are authorized to divide the shares into one or more series of shares and one or more classes thereof as they deem necessary or desirable. Under Article IV, Section 4.1, the Trustees may issue shares of any series or class for such consideration and on such terms as they may determine (or for no consideration if pursuant to a share dividend or split-up) without action or approval or shareholders.

     Pursuant to Article IV, Section 4.2, the Trustees established seven separate series of shares designated "GS Short Duration Government Fund", "Goldman Sachs Global Income Fund", "GS Adjustable Rate Government Fund", "GS Short Duration Tax-Free Fund", "Goldman Sachs Government Income Fund", "Goldman Sachs Municipal Income Fund" and "GS Core Fixed Income Fund".

     We understand that, pursuant to Rule 24f-2 under the Investment Company Act of 1940, the Trust has registered an indefinite number of shares of beneficial interest under the Securities Act of 1933.

     We understand that you are about to file with the Securities and Exchange Commission a notice on Form 24F-2 pursuant to Rule
24f-2 (the "Rule 24f-2 Notice") making definite the registration of 58,468,845 shares of beneficial interest of the Trust (the

"Shares") sold in reliance upon said Rule 24f-2 during the fiscal year ended October 31, 1996, consisting of 43,391,761 Shares of GS Adjustable Rate Government Fund, 4,717,741 Shares of GS Short Duration Government Fund, 4,009,882 Shares of Goldman Sachs Global Income Fund, 2,374,432 Shares of GS Short Duration Tax-Free Fund, 737,603 Shares of Goldman Sachs Government Income Fund, 553,697 Shares of Goldman Sachs Municipal Income Fund and 2,683,729 Shares of GS Core Fixed Income Fund.

     We have examined the Agreement and Declaration of Trust, a certificate of an officer of the Trust to the effect that the Trust or its agent received the consideration for each of the Shares in accordance with the terms of the Declaration, and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including, but not limited to, originals, or copies certified or otherwise identified to our satisfaction, of such documents, Trust records and other instruments. In our examination of the above documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents and the legal competence of each individual executing any documents.

     We express no opinion as to compliance with any state or federal securities laws. For purposes of this opinion letter, we have not made an independent review of the laws of any state or jurisdiction other than The Commonwealth of Massachusetts and express no opinion with respect to the laws of any jurisdiction other than the laws of The Commonwealth of Massachusetts.

     Out opinion below, as it related to non-assessability of the Shares of the Trust, is qualified to the extent that under Massachusetts law, shareholders of a Massachusetts business Trust may be held personally liable for the obligations of the Trust. In this regard, however, please be advised that the Trust Agreement disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each note, bond, contract, certificate or undertaking made or issued by the Trustees or officers of the Trust. Also, the Trust Agreement provides for indemnification out of Trust property for all loss and expense of any shareholder held personally liable for the obligations of the Trust.

     We are of the opinion that all necessary Trust action precedent to the issuance of the Shares has been duly taken, and that the Shares were legally and validly issued, and are fully paid and non-assessable by the Trust, subject to compliance with the Securities Act of 1933, the Investment Company Act of 1940 and the applicable state laws regulating the sale of securities.

     We consent to your filing this opinion with the Securities and Exchange Commission together with the Rule 24f-2 Notice referred to above. Except as provided in this paragraph, this opinion may not be relied upon by, or filed with, any other parties or used for any other purpose.

                                        Very truly yours,

                                        Hale and Dorr

                                        HALE AND DORR